Exhibit 4.2

THIS GLOBAL NOTE IS HELD BY THE DEPOSITORY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.05 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.05(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.10 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

7.75% Senior Notes due 2016

CUSIP:  857689 BA 0

No.

$

Station Casinos, Inc., a Nevada corporation (the “Company”), promises to pay to                  or registered assigns, the principal sum of                                                          Dollars on August 15, 2016.

Interest Payment Dates: February 15 and August 15, commencing February 15, 2007.

Record Dates: February 1 and August 1 (whether or not a Business Day)

Reference is hereby made to the further provisions of this security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

STATION CASINOS, INC.

By:
Name:
Title:

Attest:

By:

Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Law Debenture Trust Company of New York, as Trustee, certifies that this is one of the 7.75% Senior Notes due 2016 referred to in the within-mentioned Indenture.

LAW DEBENTURE TRUST COMPANY OF NEW YORK
as Trustee

By:	Dated:

Authorized Signatory

[REVERSE OF SECURITY]

STATION CASINOS, INC.

7.75% SENIOR NOTES DUE 2016

1.             Interest. STATION CASINOS, INC., a Nevada corporation (the “Company”, which term includes any successor corporation under the Indenture referred to herein), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest semi-annually on February 15 and August 15 of each year, commencing February 15, 2007. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the Notes. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.             Method of Payment. The Company will pay interest on the Notes (except defaulted interest) to the persons who are registered Holders of the Notes at the close of business on the record date for the next interest payment date even though the Notes are cancelled after the record date and on or before the interest payment date. Holders must surrender the Notes to a Paying Agent to collect principal payments. The Company will pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company, however, may pay principal, premium, if any, and interest by check payable in such money, which shall be mailed to a Holder’s registered address; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium on, all Global Notes and all other Certificated Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent.

3.             Paying Agent and Registrar. Deutsche Bank Trust Company Americas will initially act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-registrar without prior notice to any Noteholder. The Company or any of its Subsidiaries may act in any such capacity.

4.             Indenture. The Company issued the Notes under an Indenture dated as of August 1, 2006 (the “Base Indenture”) by and between the Company and the Trustee, as amended and supplemented by a First Supplemental Indenture, dated as of August 15, 2006 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) as in effect on the date of the Indenture. The Notes are subject to, and qualified by, all such terms, certain of which are summarized herein, and Noteholders are referred to the Indenture and such Act for a statement of such terms. The Notes are unsecured general obligations of the Company. The Indenture imposes certain limitations on, among other things, the incurrence of indebtedness by the Company or any of its Restricted Subsidiaries. In addition, the Indenture imposes certain limitations on transactions by the Company or any of its Restricted Subsidiaries with Affiliates and

Related Persons and on the ability of the Company or any of its Restricted Subsidiaries to restrict distributions and dividends from Subsidiaries. The limitations are subject to a number of important qualifications and exceptions.

5.             Optional Redemption. The Company may redeem the Notes in whole or in part, at redemption prices (expressed in percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the redemption date, if redeemed during the 12-month period beginning August 15 of the years indicated below. The Notes may not be so redeemed before August 15, 2011.

Year	Redemption Prices

2011	102.906%

2012	101.938%

2013	100.969%

2014 and thereafter	100.000%

Notwithstanding the foregoing, each Holder by accepting a Note agrees that if a record or beneficial owner of a Note is required by any Gaming Authority to be found suitable, such owner shall apply for a finding of suitability within 30 days after request of such Gaming Authority. The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If a record or beneficial owner is required to be found suitable and is not found suitable by such Gaming Authority, (a) such owner shall, upon request of the Company, dispose of such owner’s Notes within 30 days or within that time prescribed by such Gaming Authority, whichever is earlier, or (b) the Company may, at its option, redeem such owner’s Notes at the lesser of (i) the principal amount thereof or (ii) the price at which the Notes were acquired by such owner, together with, in either case, and accrued interest to the date of the finding of unsuitability by such Gaming Authority, all as more fully provided in the Indenture.

6.             Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000. In the event of a redemption of less than all of the Notes, the Notes will be chosen for redemption by the Trustee in accordance with the Indenture. On and after the redemption date, interest ceases to accrue on Notes or portions of the Notes called for redemption.

If this Note is redeemed subsequent to a record date with respect to any interest payment date specified above and on or prior to such interest payment date, then any accrued interest will be paid to the person in whose name this Note is registered at the close of business on such record date.

7.             Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes shall be registered, and Notes may only be exchanged, as provided in the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not exchange or register the transfer of any Notes or portion of a Note selected for redemption. Also, the Registrar need not exchange or register the transfer of any Note for a period of 15 days before a selection of Note to be redeemed.

8.             Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes, except as provided in paragraph 5 hereof.

9.             Amendments and Waivers. Subject to certain exceptions, the Indenture or the Notes may be amended with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, and certain existing defaults may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes. Without the consent of any Noteholder, the Indenture or the Notes may be amended, among other things, to cure any ambiguity, defect or inconsistency, to provide for assumption of the Company’s obligations to Noteholders in the case of mergers and consolidations of the Company or to make any change that does not adversely affect the rights of any Noteholder.

10.           Defaults and Remedies. An Event of Default is:  default in payment of interest on the Notes for a period of 30 days; default in payment of principal on the Notes; failure by the Company for 60 days after notice to it to comply with any of its other agreements in the Indenture or the Notes or, in the case of the failure to comply with certain specified covenants or agreements, without such notice or passage of time; certain defaults under and acceleration prior to maturity of certain other indebtedness of the Company; certain final judgments which remain undischarged; certain events of bankruptcy or insolvency; or a revocation, suspension, termination or involuntary loss of a Gaming License which results in the cessation of operation of the Company’s casino business for more than 90 consecutive days. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately, except that in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes become due and payable immediately without further action or notice. Noteholders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Noteholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company must furnish an annual compliance certificate to the Trustee.

11.           Trustee Dealings with Company. Law Debenture Trust Company of New York, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or its

Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

12.           Change of Control. Upon the occurrence of a Change of Control Triggering Event (as such term is defined in the Indenture), the Holders shall have the right to require that the Company repurchase, and the Company shall commence an offer to repurchase, all of the outstanding Notes at a Repurchase Price in cash equal to 101% of the principal amount of such Notes plus accrued interest to the repurchase date, upon the terms set forth in the Indenture.

13.           No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Noteholder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

14.           Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

15.           Abbreviations. Customary abbreviations may be used in the name of a Noteholder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

Company will furnish to any Noteholder upon written request and without charge a copy of the Indenture, which has in it the text of this Note in larger type. Request may be made to:

STATION CASINOS, INC.
2411 West Sahara Avenue
Las Vegas, Nevada  89102
Attn:  Chief Financial Officer

SCHEDULE OF EXCHANGES OF INTERESTS
IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Certificated Note, or exchanges of a part of another Global Note or Certificated Note for an interest in this Global Note, have been made:

DATE OF EXCHANGE	AMOUNT OF DECREASE IN PRINCIPAL AMOUNT OF THIS GLOBAL NOTE	AMOUNT OF INCREASE IN PRINCIPAL AMOUNT OF THIS GLOBAL NOTE	PRINCIPAL AMOUNT OF THIS GLOBAL NOTE FOLLOWING SUCH DECREASE (OR INCREASE)	SIGNATURE OF AUTHORIZED SIGNATORY OF TRUSTEE OR NOTE CUSTODIAN

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                    to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the
face of this Note)

Signature Guarantee:

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note repurchased by the Company pursuant to Section 4.11 of the Indenture, check the box:  ☐

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.11 of the Indenture, state the amount (which must be $1,000 or an integral multiple of $1,000) you elect to have purchased:

$

Date:	Your Signature:

Tax Identification No.:
Signature Guarantee: